Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com	Donald C. Weinberger Wolfe Axelrod Weinberger Associates, LLC 212-370-4500 don@wolfeaxelrod.com

FOR IMMEDIATE RELEASE:

September 29, 2005

LIPID SCIENCES, INC. TO RAISE APPROXIMATELY $7.2 MILLION IN PRIVATE PLACEMENT

Net Proceeds Expected to Fund Product Development Efforts

PLEASANTON, Calif., September 29, 2005 – Lipid Sciences, Inc. (Nasdaq:LIPD) announced today that it has entered into agreements with institutional and accredited investors for a private placement of common stock and warrants.   The Company will receive approximately $7.2 million in gross proceeds at closing, subject to customary closing conditions, with the potential to raise approximately $4.5 million in additional gross proceeds upon the exercise of warrants.  The Company expects to use the net proceeds from the placement to fund its product development efforts.

The principal terms of the financing and Securities Purchase Agreement are as follows:

•                  Initial issuance of 2,430,198 shares of common stock at $2.98 representing a 15% discount to $3.50, the average of the daily volume-weighted average price (VWAP) on each of the five consecutive trading days immediately prior to September 28, 2005, for total gross proceeds of approximately $7.2 million.

•                  Additional Investment Rights (AIRs), in the form of warrants, to acquire 0.5 shares of common stock, for every share of common stock initially purchased under the terms of the Securities Purchase Agreement, subject to adjustment as provided therein, at $3.73, representing 106.67% of the average VWAP of $3.50 per share at September 28, 2005.  These AIRs may be exercised at the option of the holders until 90 days following the effective date of a registration statement filed with the Securities and Exchange Commission registering the resale of shares of common stock issued to the investors pursuant to the Securities Purchase Agreement, AIRs, and the warrants described below.

•                  Issuance of warrants to acquire 0.3 shares of common stock for every share of common stock initially purchased under the terms of the Securities Purchase Agreement subject to adjustment as provided therein.  These warrants may be exercised at the option of the holder into common stock at $4.20, representing 120% of the average VWAP of $3.50 per share at September 28, 2005, until 5 years from the closing date.

•                  The Company will file a registration statement on Form S-3 covering the common stock issued pursuant to the Securities Purchase Agreement and issuable upon exercise of the AIRs and the warrants, within 30 days of the closing of the transaction, and will use its best efforts to have it declared effective within 90 days of closing.

The shares of common stock and warrants offered in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.  The shares and warrants were offered and sold only to institutional and accredited investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offering would be unlawful.

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Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.